                       Kramer, Levin, Naftalis & Frankel
                                919 THIRD AVENUE
                          NEW YORK, N.Y. 10022 - 3852
                                (212) 715 - 9100


Arthur H. Aufses III     Richard Marlin                  Sherwin Kamin
Thomas D. Balliett       Thomas E. Molner                Arthur B. Kramer
Jay G. Baris             Thomas H. Moreland              Maurice N. Nessen
Saul E. Burian           Ellen R. Nadler                 Founding Partners
Barry Michael Cass       Gary P. Naftalis                     Counsel
Thomas E. Constance      Michael J. Nassau                    --------
Michael J. Dell          Michael S. Nelson               Martin Balsam
Kenneth H. Eckstein      Jay A. Neveloff                 Joshua M. Berman
Charlotte M. Fischman    Michael S.oberman               Jules Buchwald
David S. Frankel         Paul S. Pearlman                Rudolph De Winter
Marvin E. Frankel        Susan J. Penry-williams         Meyer Eisenberg
Alan R. Friedman         Bruce Rabb                      Arthur D. Emil
Carl Frischling          Allan E. Reznick                Maxwell M. Rabb
Mark J. Headley          Scott S. Rosenblum              James Schreiber
Robert M. Heller         Michele D. Ross                      Counsel
Philip S. Kaufman        Max J. Schwartz                      -------
Peter S. Kolevzon        Mark B. Segall                  M. Frances Buchinsky
Kenneth P. Kopelman      Judith Singer                   Debora K. Grobman
Michael Paul Korotkin    Howard A. Sobel                 Christian S. Herzeca
Kevin B. Leblang         Steven C. Todrys                Pinchas Mendelson
David P. Levin           Jeffrey S. Trachtman            Lynn R. Saidenberg
Ezra G. Levin            D. Grant Vingoe                 Jonathan M. Wagner
Larry M. Loeb            Harold P. Weinberger            Special Counsel
Monica C. Lord           E. Lisk Wyckoff, Jr.                 -------

                                                                    FAX
                                                              (212) 715-8000
                                                                    ---
                                                          WRITER'S DIRECT NUMBER
                                                              (212)715-9100
                                                              -------------


                               September 30, 1996





Gintel Fund
6 Greenwich Office Park
Greenwich, Connecticut  06831

Gintel ERISA Fund
6 Greenwich Office Park
Greenwich, Connecticut  06831

Ladies and Gentlemen:

         We have acted as counsel to the Gintel Fund, a Massachusetts business trust, and the Gintel ERISA Fund, a Massachusetts business trust, in connection with the planned transfer by the Gintel ERISA Fund of substantially all of its assets to the Gintel Fund, solely in exchange for Gintel Fund voting stock1 and the assumption by the Gintel Fund of the liabilities of the Gintel ERISA Fund, followed by the distribution by the Gintel ERISA Fund of such Gintel Fund stock pro rata to its shareholders in exchange for their Gintel ERISA Fund stock in liquidation of the Gintel ERISA Fund (the "Reorganization") pursuant to the Agreement and Plan of Reorganization approved by the Board of Trustees of the Gintel Fund and the Board of Trustees of the Gintel ERISA Fund on June 10, 1996 (the "Plan").

         The opinions expressed in this letter are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury

--------
1 Under Massachusetts law, ownership interests in the Gintel Fund and the Gintel ERISA Fund constitute shares of beneficial interest. Such interests are considered stock for federal income tax purposes and are referred to as "stock" in this opinion.


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KRAMER, LEVIN, NAFTALIS & FRANKEL

Gintel Fund
Gintel ERISA Fund
September 30, 1996
Page 2


Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, other current administrative positions of the IRS, and existing judicial decisions, all of which are subject to change or modification at any time, and any such changes or modifications could apply retroactively. No ruling has been (or will be) sought from the IRS by the Gintel ERISA Fund or the Gintel Fund as to the federal income tax consequences of any aspect of the Reorganization. There can be no assurance that the IRS or a court of competent jurisdiction will not disagree with the opinions expressed herein. Any inaccuracy in, or breach of, any of the representations or assumptions set forth below or any change after the date hereof in applicable law could adversely affect our opinion. We do not undertake, and hereby disclaim any obligation, to advise you of any changes in any matters on which the opinions set forth herein are based.

         For purposes of the opinions set forth below, we have reviewed and relied upon (i) the Plan, (ii) the most recent audited financial statements of the Gintel ERISA Fund, and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have reviewed and relied upon representations from the Gintel ERISA Fund, the Gintel Fund, Gintel Equity Management, Inc., and Robert M. Gintel, which representations we will neither investigate nor verify. Also, we have assumed that (i) at all relevant times, the Gintel ERISA Fund and the Gintel Fund will continue to be operated as regulated investment companies within the meaning of Subchapter M of the Code;
(ii) all documents we have reviewed are true and accurate, accurately reflect the originals, and have been properly executed; and (iii) the activities of the Gintel ERISA Fund and the Gintel Fund in connection with the Plan and the transactions contemplated therein have been and will be conducted in the manner provided in such documents and as set forth herein. Furthermore, we have assumed that (i) all representations which are made "to the best knowledge" of any person will be true, correct, and complete as if made without such qualification; (ii) the Reorganization will be consummated substantially in accordance with the Plan; and (iii) there are no shareholders that will directly own, at the time of the Reorganization, more than five percent (5%) of the shares of the Gintel ERISA Fund, other than Robert M. Gintel and Brophy Engraving Co. Employees Retirement Trust ("Brophy").

         As of the close of business Friday, September 27, 1996, Brophy owns 186,612.540 shares of the Gintel ERISA Fund, which constitutes 14.59% of the Gintel ERISA Fund. During the period from June 10, 1996 through the date of the Reorganization, Brophy has not redeemed shares of the Gintel ERISA Fund. In addition, we have assumed, with your permission, that (i) there is no plan or intention by Brophy to redeem, sell, exchange, or otherwise dispose of a number of shares of the Gintel Fund stock received in the Reorganization that would reduce the Gintel ERISA Fund shareholders' aggregate

KRAMER, LEVIN, NAFTALIS & FRANKEL

Gintel Fund
Gintel ERISA Fund
September 30, 1996
Page 3


ownership of Gintel Fund stock to a number of shares having a value, as of the date of the Reorganization, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of the Gintel ERISA Fund as of the same date and (ii) there is no plan or intention by Brophy to redeem, sell, exchange, or otherwise dispose of a number of shares of Gintel ERISA Fund stock owned prior to the Reorganization, or Gintel Fund stock received in the Reorganization, that would prevent the Gintel Fund from acquiring at least ninety percent (90%) of the fair market value of the net assets of Gintel ERISA Fund immediately prior to the Reorganization.

         Based on and subject to the foregoing, we are of the opinion that:

         (1) The exchange by the Gintel ERISA Fund of substantially all of its assets in exchange for shares of the Gintel Fund and the assumption by the Gintel Fund of the liabilities of the Gintel ERISA Fund, and the subsequent liquidation of the Gintel ERISA Fund pursuant to the Plan, will constitute a reorganization within the meaning of Code section 368(a)(1)(C) and the Gintel ERISA Fund and the Gintel Fund will each be "a party to a reorganization" within the meaning of Code section 368(b);

         (2)  Pursuant to Code  sections  357(a) and 361(a) and (c),  the Gintel
ERISA  Fund  will  not   recognize   any  gain  or  loss  as  a  result  of  the
Reorganization;

         (3) Pursuant to Code section 1032(a), the Gintel Fund will not recognize any gain or loss on the receipt of the assets of the Gintel ERISA Fund in exchange for shares of the Gintel Fund;

         (4) Pursuant to Code section 354(a)(1), the shareholders of the Gintel ERISA Fund will not recognize any gain or loss on the exchange of their shares of the Gintel ERISA Fund for shares of the Gintel Fund;

         (5) Pursuant to Code section 358(a)(1), the aggregate tax basis of shares of the Gintel Fund received by each shareholder of the Gintel ERISA Fund will be the same as the aggregate tax basis of the shares of the Gintel ERISA Fund exchanged therefor;

         (6) Pursuant to Code section 362(b), the Gintel Fund's adjusted tax bases in the assets received from the Gintel ERISA Fund in the Reorganization will be the same as the adjusted tax bases of such assets in the hands of the Gintel ERISA Fund immediately prior to the Reorganization;

         (7) Pursuant to Code section 1223(1), the holding period of each former shareholder of the Gintel ERISA Fund in the shares of the Gintel Fund received in the


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KRAMER, LEVIN, NAFTALIS & FRANKEL

Gintel Fund
Gintel ERISA Fund
September 30, 1996
Page 4

Reorganization will include the period during which such shareholder held his shares of the Gintel ERISA Fund as a capital asset; and

         (8) Pursuant to Code section 1223(2), the Gintel Fund's holding periods in the assets received from the Gintel ERISA Fund in the Reorganization will include the holding periods of such assets in the hands of the Gintel ERISA Fund immediately prior to the Reorganization.

         No opinion is expressed as to any matter addressed in this letter other than as set forth above.


                                      Very truly yours,



                                      /s/ Kramer, Levin, Naftalis & Frankel